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                      SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C. 20549


                                   FORM 8-K
                                CURRENT REPORT

                    Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934



               Date of Report (Date of earliest event reported):
                                APRIL 22, 1997


                                 ONEWAVE, INC.
            (Exact name of Registrant as specified in its charter)


      DELAWARE                       0-20789          04-3249618
(State or other jurisdiction       (Commission     (I.R.S. Employer
of incorporation)                  File Number    Identification No.)


            ONE ARSENAL MARKETPLACE, WATERTOWN, MASSACHUSETTS 02172
             (Address of principal executive offices and zip code)



              Registrant's telephone number, including area code:
                                 (617) 923-6500
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ITEM 1.   CHANGES IN CONTROL OF THE REGISTRANT.

          (B) INFORMATION REQUIRED BY ITEM 403(C) OF REGULATION S-K.

     On April 22, 1997, Avix Ventures, L.P. (the "Buyer") and the persons identified in paragraph (6) below (the "Selling Shareholders") entered into an agreement (the "Agreement") under which the Buyer agreed to purchase 7,748,871 shares of Common Stock, $ .001 par value per share ("Stock"), of the Registrant held by the Selling Shareholders. The information contained herein is provided by the Registrant in reliance solely on the Schedule 13D dated May 2, 1997 filed by the Selling Shareholders with the Securities and Exchange Commission, and reflects the Registrant's interpretation of the Agreement.



(1) NAME OF PERSON ACQUIRING SHARES: The person acquiring control is Avix Ventures, L.P. (the "Buyer"), a Delaware limited partnership located at 160 West 66/th/ Street, Suite 47D, New York, NY 10023, of which Avix Associates, L.P. is a general partner (same address). General partners of Avix Associates, L.P. are Mr. Lennart Mengwall of 20 Shady Acres, Darien CT 06820, and Mr. Kevin Azzouz of 2176 Alaqua Drive, Longwood, FL 32779.

(2) AMOUNT AND SOURCE OF CONSIDERATION: The total consideration being paid for the Shares is $8,000,000 (subject to potential increase as provided below), funded through personal funds. In the event that the Buyer subsequently disposes of the Shares, the Agreement provides that the Selling Shareholders will be entitled to receive 15% of the proceeds received by the Buyer from such a sale, net of commissions and selling costs ("Net Sale Proceeds") in excess of $5.00 per share, plus an additional 5% of Net Sale Proceeds in excess of $10.00 per share. Upon the decision of a specified arbitrator, the Selling Shareholders may be entitled to also receive up to 10% of Net Sale Proceeds from a sale of the Shares between $2.00 and $5.50 per share. After the Closing, the Selling Shareholders will have no right under the Agreement to compel a future sale of the Shares.

(3) BASIS OF CONTROL: Upon a consummation of the transaction contemplated by the Agreement, the Buyer will own 7,748,871 shares of Stock (the "Shares"), constituting 51.7% of the outstanding Stock of the Registrant. The Stock is the only capital stock of the Registrant currently outstanding. As part of the Agreement, the Selling Shareholders have agreed to attend or decline to attend meetings of the Registrant's shareholders, and to vote the Shares, in each case as directed by the Buyer.

     In addition, Mr. Lennart Mengwall owns 20,000 shares of Stock.

(4) DATE AND DESCRIPTION OF TRANSACTION: The Agreement was dated as of April 22, 1997. Under the Agreement, subject to the satisfaction of conditions to closing specified in the Agreement, the Buyer will purchase the Shares from the Selling Shareholders on May 15, 1997 (the "Closing"). The Selling Shareholders retain the right to receive certain percentages of net proceeds from future sales of the Shares by the Buyers (see (P)2 above). The purchase price is payable in installments (see (P)7 below) .

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(5)  PERCENTAGE OWNED BY PURCHASER: Upon consummation of the transaction contemplated by the Agreement, the Buyer will own and have sole voting power over 51.7% of the outstanding Stock of the Registrant. In addition, Mr. Lennart Mengwall personally owns 20,000 shares (less than 1%) of the outstanding Stock of the Registrant.

(6)  IDENTITY OF PERSON(S) FROM WHOM SHARES MAY BE ACQUIRED:

         SELLING SHAREHOLDER                   SHARES OF STOCK TO BE SOLD

         Sundar Subramaniam                           2,738,437

         Appleby Trust                                2,722,123

         Legacy Investment Partnership                1,306,333

         J&S Limited Partnership                      981,978

(7) LOANS OR PLEDGES: The consideration for the Shares is payable in the following installments:

         DUE DATE                                     AMOUNT

         At the Closing                               $3,000,000

         Six months from the Closing                  $3,000,000

         Thirty six months from the Closing           $2,000,000

     The second and third payments listed above are to be made in the form of two separate non-recourse Promissory Notes, both secured by a stock pledge of certain Shares in favor of the Selling Shareholders. When the second ($3,000,000) payment is made, a portion of the pledged Shares is to be released from the pledge. The due date of the third ($2,000,000) installment may be accelerated to not sooner than 18 months after the Closing, upon the decision of a specified arbitrator.

(8) ARRANGEMENTS WITH RESPECT TO THE ELECTION OF DIRECTORS: As part of the Agreement, the Selling Shareholders have agreed to attend or decline to attend meetings of shareholders of the Registrant, and to vote the Shares, in each case as directed by the Buyer. In addition, in connection with the Agreement, Legacy Investment Partnership informed the Registrant by letter of its intent to nominate, at the next scheduled annual meeting of the shareholders of the Registrant, Mr. Kevin Azzouz and Mr. Lennart Mengwall, general partners of Avix Associates, L.P., for election as Directors of the Registrant, and to adopt any amendments to the By-Laws of the Registrant as may be necessary to accomplish such action.


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EXHIBITS

1. Stock Purchase Agreement among Avix Ventures, L.P., Appleby Trust, J&S Limited Partnership, Legacy Investment Partnership and Sundar Subramaniam dated as of April 22, 1997 (incorporated by reference from Schedule 13D dated May 2, 1997 filed on behalf of Sundar Subramaniam, Legacy Investment Partnership, John J. Donovan, Jr., James H. Donovan, Carolyn S.
     Donovan, Maureen D. Lantz, Rebecca M. Donovan, J&S Limited Partnership, Controller Corp., Inc., John J. Donovan, Sr., and Harrington Trust Limited, as Trustee of The Appleby Trust).



                                  SIGNATURES

       Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


Date:  May 5, 1997                  ONEWAVE, INC.


                                    /s/  Craig Newfield
                                    -------------------------------------------
                                    By:     Craig Newfield
                                    Title:  General Counsel & Secretary

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